Exhibit 10.2

HIGHLY CONFIDENTIAL
June 21, 2017 (as amended August 3, 2017)
Michelle Dipp, M.D.
c/o OvaScience, Inc.
9 Fourth Ave.
Waltham, Massachusetts 02451
RE:    Advisory Agreement
Dear Michelle:
You and OvaScience, Inc. (the “Company”) are parties to that certain agreement governing your employment with the Company dated January 5, 2016 (the “Original Agreement”). We have agreed on a transition plan pursuant to which you will continue for a limited period of time as the Company’s Executive Chair and then transition into a non-employee, advisory role. This letter (this “Agreement”) shall be treated as an amendment to the Original Agreement. This Agreement is effective as of June 21, 2017 (the “Effective Date”).
As of the Effective Date, you will continue to be employed by the Company to serve as the Company’s Executive Chair through September 1, 2017, in accordance with the terms of the Original Agreement.
As further described herein, we agree to the following terms, which have been approved by our Board of Directors (the “Board”):
1.Advisory Services.

(a)
On September 1, 2017, your employment with the Company will terminate, as will the Original Agreement and the Retention Award Letter that is Attachment A to the Original Agreement. You will no longer be an officer of the Company, you will no longer be Acting President or Secretary of the Company, and you will resign from the Board and from all Board-related positions, including without limitation, your position as Executive Chair.

(b)
From September 1, 2017 (immediately after the termination of the Original Agreement, with no gap in time in between)to December 31, 2018 (the “Advisory Period”) you shall be engaged by the Company to provide such transition and advisory services as the Company’s chief executive officer may request, on a reasonable basis and upon such schedule as you and he may reasonably determine. At all times after September 1, 2017 you shall report to the Company’s chief executive officer.

(c)	Payment for your services shall be as follows:

(i)
During the period starting September 1, 2017 and ending December 31, 2017, the Company will pay to you the total amount of $166,666.68 for your services, to be paid in equal monthly installments of $41,666.67 each.

(ii)	During the period starting January 1, 2018 and ending December 31, 2018, the Company will pay to you $250,000 for your services, to be paid in equal monthly installments of $20,833.33 each.

(iii)
In addition, the Company will pay to you the amounts of the last two payments that were remaining of the “Retention Bonus” contemplated in Attachment A of the Original Agreement, in two installments of $37,500 each, on September 30, 2017 and December 31, 2017.

(iv)
In addition, you will be eligible to receive the same discretionary cash bonus for 2017 that you were entitled to under the Original Agreement, which is an annual discretionary bonus award (based on your 2017 performance) of up to 60% of your 2017 annual base salary of $500,000; provided that, this discretionary bonus may equal up to 90% of $500,000 if over 100% of the 2017 performance objectives are met. The bonus award, if any, will be determined by the Board (or a committee thereof), with input from the Chief Executive Officer, and will be based upon the achievement of specific 2017 goals, determined by the Board in its discretion. The bonus award, if any, will be paid to you as and when annual bonuses are paid to Company executives.

(d)
If your engagement with the Company terminates for any reason in the case of clause (i) below and if your engagement is terminated by the Company without Cause (as such term is defined in the Original Agreement) or if you resign for Good Reason (as such term is defined in clause (e)(1) of the definition of Good Reason in the Original Agreement) in the case of clauses (ii) and (iii) below, in each case prior to December 31, 2018, (i) all of your outstanding options granted prior to the date of termination shall immediately 100% vest (provided however that the vesting of any unvested portions of those options granted to you in June 2014 and December 2014 shall only so accelerate in the event that your engagement is terminated by the Company without Cause or by you with Good Reason) and remain exercisable for the two (2) year period following your termination date, (ii) the Company shall pay you, on your termination date, a lump sum payment of $491,666.68 reduced by all gross amounts previously paid to you under subsections (c)(i), (ii) and (iii) above, and (iii) the Company shall pay to you, to the extent not already paid, the discretionary bonus contemplated under subsection (c)(iv) above (if awarded by the Board) as and when annual bonuses for 2017 performance are paid to Company Executives.

(e)
All payments relating to the Advisory Period shall be paid to you as an independent contractor, on a 1099 basis, and the Company will not withhold any federal, state or local employment taxes on your behalf. You agree to pay all such taxes associated with these payments in a timely manner and as prescribed by law.

(f)
During the Advisory Period, you shall, in your sole discretion, determine when and how your services shall be provided. The Company will provide you with such support as you and the Company deem necessary and appropriate. You will be reimbursed your reasonable business expenses upon presentment of required documentation. All expense reimbursements shall be made within ninety (90) days of the date you provide the Company with the requisite receipts.

(g)
It is understood and agreed that you will act solely as an independent contractor during the Advisory Period and you shall conduct yourself as an independent contractor, and nothing in this Agreement shall be construed to render you an employee of the Company during the Advisory Period. The Company shall have no right to control or direct the details, manner or means by which you provide the Advisory Services.

(h)
You understand and recognize that you may not act as an agent of the Company during the Advisory Period and you shall have no authority to and shall not bind, represent or speak for the Company for any purpose whatsoever during the Advisory Period, except as specifically requested by the Board or the Company’s chief executive officer.

(i)
You will not be considered an employee for purposes of any Company employment policy, practice, program or plan (including without limitation, any employee benefit plan(s) offered by the Company to its employee), and you will not be entitled to any benefits under any such policy, practice, program, or plan, except as specifically provided herein.

(j)
During the Advisory Period, it is understood and agreed that, notwithstanding any other agreement or policy to the contrary, you will be providing your services on a non-exclusive basis and shall be free to provide business services to any other entity during the Advisory Period and thereafter.

(k)	Notwithstanding anything contained herein to the contrary, all rights you may have to indemnification from the Company shall survive termination of the Original Agreement and this Agreement.
2.    Options.

(a)
Subject to Board or Compensation Committee approval, on June 21, 2017 you shall be granted 175,000 options to purchase Company stock with an exercise price equal to the closing price per share of Company stock on the date of grant (the “June 2017 Option Award”). 12.5% of the 2017 Option Award shall vest on September 21, 2017 and 12.5% of the June 2017 Option Award shall thereafter vest at the end of each successive three-month period thereafter until June 21, 2019. The options shall be exercisable for ten (10) years and shall remain exercisable for twenty-four (24) months following the date you cease providing services to the Company under this Agreement.

(b)
To avoid doubt, notwithstanding anything contained in any other award, agreement or plan, all options granted to you prior to the date hereof, as well as the June 2017 Option Award, shall continue to vest from and after the date hereof, including during the Advisory Period. To that end, there shall be no interruption in your status as an eligible participant in the Company’s 2012 Stock Plan since there shall be no gap in time on September 1, 2017 between the end of your service as Executive Chair under the Original Agreement and the commencement of your service as a consultant under this Agreement.

(c)
As of the end of the Advisory Period, or if your engagement with the Company terminates for any reason on or after the date hereof (during or prior to the Advisory Period), all options granted to you prior to the date hereof, as well as the June 2017 Option Award, shall 100% fully vest (provided however that the vesting of any unvested portions of those options granted to you in June 2014 and December 2014 shall only so accelerate in the event that your engagement is terminated by the Company without Cause or by you with Goo

d Reason) and remain exercisable for twenty-four (24) months after the termination date.

(d)
Notwithstanding anything contained herein or in any other award, agreement or plan, all options granted to you prior to the date hereof, as well as the June 2017 Option Award, shall 100% fully vest on a Change of Control (as defined in the Original Agreement) occurring on or after the date hereof (during or prior to the Advisory Period), and this term shall be approved by the Board or the Compensation Committee.

3.    Fees. The Company shall pay or reimburse you for your legal, tax advisory and financial advisory costs incurred in the negotiation of this Agreement, in an amount not to exceed Ten Thousand Dollars ($10,000.00).

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.
Sincerely,
By:    /s/ John Howe III, M.D.
John Howe III, M.D.
Chair, Compensation Committee
The foregoing correctly sets forth the terms of my at-will employment with OvaScience, Inc. I am not relying on any representations other than those set forth above.
/s/ Michelle Dipp, M.D.        June 21, 2017
Michelle Dipp, M.D.    Date